FOR IMMEDIATE RELEASE:

Golub Capital BDC, Inc. Elects Accounting and Financial Services Veteran John T. Baily
To Its Board of Directors

Former President of Swiss Re Capital Partners Joins Board of Recently Launched BDC

NEW YORK, NY, [May 4, 2010] – Golub Capital BDC, Inc., a business development company that is publicly traded on the Nasdaq Global Select Market (NASDAQ: GBDC), today announced the election of John T. Baily to its board of directors.

Mr. Baily joins Golub Capital BDC, Inc.’s board of directors with over three decades of experience in the accounting industry and a substantial background in insurance industry matters.  Mr. Baily currently serves as a member of the board of directors of RLI Corp. (NYSE), Endurance Specialty Holdings, Ltd. (NYSE) and NYMagic, Inc. (NYSE).  He was elected to serve as a director to these companies in 2003.  From 1999 until his retirement in 2002, Mr. Baily was the President of Swiss Re Capital Partners.  Prior to joining Swiss Re Capital Partners, Mr. Baily was a partner at PricewaterhouseCoopers LLP and its predecessor, Coopers & Lybrand, where he worked from 1965 until 1999.  Mr. Baily was the National Insurance Industry Chairman of Coopers & Lybrand from 1986 until 1998 and a member of Coopers & Lybrand’s International Insurance Industry Committee from 1984 until 1998.  He is also the chairman of the Board of Trustees of Albright College and has served as chairman since his election to that position in 2007.

“We are pleased to add John to our Board of Directors," said David B. Golub, chief executive officer of Golub Capital BDC, Inc.  “His accounting expertise and years of experience in the financial services industry will expand the breadth of our Board and be very valuable in guiding Golub Capital BDC in the years ahead.”

About Golub Capital BDC, Inc.

Golub Capital BDC, Inc., (NASDAQ: GBDC, www.golubcapitalbdc.com), a business development company, principally invests in senior secured, unitranche, mezzanine and second lien loans of middle-market companies that are, in most cases, sponsored by private equity investors. Golub Capital BDC, Inc.’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies (“Golub Capital”).

About Golub Capital

Golub Capital, founded in 1994, is a leading lender to middle-market companies. Reuters Loan Pricing Corporation ranked Golub Capital as the leading senior lender for middle-market leveraged buyouts (defined as total debt financing of under $100 million) in 2009 and the first calendar quarter of 2010, based on number of deals. As of March 31, 2010, Golub Capital managed over $4.0 billion of capital, with a team of 48 investment professionals in New York, Chicago and Atlanta.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Golub Capital BDC, Inc.’s filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Nyssa Kourakos
646-805-2032
nyssa@nkstrategies.com